Exhibit 23.1

We hereby consent to the incorporation by reference in the financial statements of Mirador, Inc. for the period ended October 15, 2009 of our reports dated December 17, 2009 included in its Registration Statement on Form S-1 dated December 17, 2009 relating to the financial statements and financial statement schedules for the period ended October 15, 2009 listed in the accompanying index.

/s/ Sam Kan & Company
Firm’s Manual Signature
Alameda, CA
City, State
December 18, 2009
Date